Exhibit 4.1

THIRD AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

This THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by Dividend Capital Total Realty Trust Inc., a Maryland corporation (the “Company”), pursuant to its Charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (“Stockholders”) of the Company who elect to participate in the Plan, the Company will apply all dividends and other distributions declared and paid in respect of the shares of the Company’s common stock (“Shares”) held by each participating Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the participating Stockholder’s state of residence.

Additionally, as agent for the holders of limited partnership interests (the “OP Interests”) of Dividend Capital Total Realty Operating Partnership LP (the “Partnership”) who acquire such OP Interests as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Interests held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Interests acquired, to the purchase of Shares for such Participant directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. The effective date of this Plan was the date that the registration statement relating to the Company’s initial public offering was declared effective. The amendments to the Plan reflected in this Third Amended and Restated Distribution Reinvestment Plan shall be effective as of the date on which the Company first announces in a public filing with the Securities and Exchange Commission (the “Commission”) an estimated value per Share (discussed below).

3. Procedure for Participation. Any Stockholder or holder of OP Interests may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer, including an acknowledgement of access to a prospectus, as contained in a registration statement of the Company registering the Shares to be issued under the Plan (the “Plan Shares”) and filed with the Commission. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company intends to pay Dividends and, on behalf of the Partnership, Distributions on a quarterly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement, he or she will promptly so notify the Company in writing.

4. Purchase of Shares. Upon the Company’s announcement in a public filing with the Commission that the Company has established an estimated value per Share, Participants will, except as provided below, acquire Plan Shares at a price equal to such estimated value per Share; provided, that if and at any time when the Company is engaged in a public offering of its Shares outside of the Plan, Participants will acquire Plan Shares at a price equal to the price to acquire Shares in such public offering. It is currently anticipated that the estimated value per share used for purposes of Plan Shares will be calculated at least every 18 months in accordance with the methodologies developed by the Company and its advisors and approved by our board of directors. The board of directors of the Company will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with shareholders. The estimated value per share will be measured as of a moment in time and we do not undertake to update such value on a regular basis. As a result, Participants should not rely on the estimated value per share as being an accurate measure of the then-current value of our Shares in making an investment decision as to whether to reinvest Distributions by participating in the Plan. The estimated value per share is inherently imprecise and may not reflect the price that a third party might offer in an arms-length transaction to purchase all or substantially all of the shares of common stock of the Company. The estimated value per share is not a representation, warranty, or guarantee that we or our stockholders, upon liquidation, will actually realize the estimated value per share. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

Shares to be distributed by the Company in connection with the Plan will be supplied from: (a) Shares which are or will be registered with the Commission for use in the Plan, or (b) Shares purchased by the Company for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or Shares that the Company registers for use in the Plan may be at prices lower or higher than the Share price which will be paid otherwise pursuant to the Plan.

If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to register Shares to be used in the Plan in the future, the Company is in no way obligated to do either, in its sole discretion.

5. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.

6. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

7. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.

8. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty by delivering to the Company a written notice. Such notice must be received by us prior to the last day of a quarter in order for a participant’s termination to be effective for such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the plan for any prior quarter). Further, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company intends to list the Shares on a national stock exchange the Plan may be terminated and any balance in a terminating Participant’s account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Interests in cash.

9. Amendment or Termination of Plan by the Company. The Board of the Company may by majority vote (including a majority of the Independent Directors) amend or terminate the Plan for any reason upon 10 days’ written notice to the Participants.

10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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